Exhibit 2.1

EXECUTION VERSION

TERMINATION AGREEMENT

TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of March 4, 2008 by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), and Precision Therapeutics, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, on December 3, 2007, Parent, PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, the Company and, for the limited purposes provided in Article X thereof, Joel P. Adams, as “Stockholder Representative,” entered into an Agreement and Plan of Merger (as such Agreement and Plan of Merger shall have been amended and is in effect as of the date hereof, the “Merger Agreement”);

WHEREAS, the parties hereto desire to terminate the Merger Agreement;

WHEREAS, pursuant to Section 9.1(a) of the Merger Agreement, the Merger Agreement may be terminated by the mutual written consent of Parent and the Company at any time prior to the Effective Time (as defined in the Merger Agreement) by action taken or authorized by the Boards of Directors of Parent and the Company;

WHEREAS, the Effective Time has not occurred; and

WHEREAS, the Boards of Directors of Parent and the Company have authorized the termination of the Merger Agreement pursuant to Section 9.1(a) thereof and, in connection therewith, have approved and authorized the execution and delivery of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1.

TERMINATION OF MERGER AGREEMENT

1.1. Mutual Termination. Parent and the Company hereby mutually terminate the Merger Agreement pursuant to Section 9.1(a) thereof.

SECTION 2.

MISCELLANEOUS

2.1. Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware.

2.2. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed as of the date first written above.

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ Joel D. Liffmann
Name:	Joel D. Liffmann
Title:	President and Chief Operating Officer

PRECISION THERAPEUTICS, INC.

By:	/s/ Sean C. McDonald
Name:	Sean C. McDonald
Title:	President and Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

PTI ACQUISITION SUB, INC.

By:	/s/ Joel D. Liffmann
Name:	Joel D. Liffmann
Title:	President and Chief Operating Officer

/s/ Joel P. Adams
Name:	Joel P. Adams,
as initial Stockholder Representative of the Former Company Stockholders